Exhibit 99.02

Contacts:	Investors	Media
	Bob Lawson	Diane Carlini
	Intuit Inc.	Intuit Inc.
	650-944-6165	650-944-6251
	robert_lawson@intuit.com	diane_carlini@intuit.com
Intuit Announces CEO Succession
Steve Bennett to Lead Company Through 2007;
Intuit Executive Brad Smith Named Next CEO
     MOUNTAIN VIEW, Calif. – Aug. 22, 2007 – Intuit Inc. (Nasdaq: INTU) today announced that Steve Bennett, current president and chief executive officer, will step down at the end of December 2007. Intuit’s board of directors has appointed Brad Smith, current senior vice president and general manager of Intuit’s Small Business Division, to succeed him effective Jan. 1.
     “Steve Bennett has been an outstanding leader for Intuit over the last eight seasons,” said Bill Campbell, chairman of Intuit’s board of directors. “He has consistently delivered great results and he has built enduring pillars of growth that will take this company into the future.”
     Under Bennett, the company has nearly tripled its revenue with double-digit growth every year and quadrupled its earnings. Bennett, 53, will remain an Intuit board member. In addition, he’ll serve as a consultant to the leadership team through July 2008, when the company’s fiscal year ends.
     “I’m extremely proud of what we’ve accomplished since I joined Intuit in 2000,” Bennett said. “Now, with eight successful seasons under my belt, the company solidly positioned for the future, and a CEO successor ready to lead the company, it’s the right time for me to take some time off and explore the next challenge in my life.”
-- more --

Intuit CEO Succession

     Smith to Take Reins in January
     Smith, 43, will continue in his current role leading Intuit’s Small Business Division until the end of the year as both he and Bennett work closely to successfully complete the transition.
     “Steve has been a strong driver of our succession planning efforts at Intuit,” Campbell said. “And through that process Brad clearly emerged as the right person to be Intuit’s next CEO.”
     “Having led each of our biggest businesses, Brad has a proven track record inside and outside of Intuit,” Bennett said. “He has been instrumental in shaping the strategy. He has a strong and experienced management team in place. And he’s ready to lead Intuit into the future. I look forward to working with him in his new role.”
     Smith credited Bennett with helping prepare him for the CEO role.
     “I’m thrilled and honored to lead Intuit through the next chapter in its history,” said Smith. “It’s been a tremendous experience learning from Steve. Under his leadership, Intuit has consistently delivered fantastic results for employees, customers and shareholders. And we have a clear strategy in place that will guide us into the future.”
     Smith was appointed to his Small Business Division role in May 2005. Previously, he was senior vice president and general manager of Intuit’s Consumer Tax Group and, before that, vice president and general manager of the company’s Accountant Central organization and the Intuit Developer Network.
     Before joining Intuit in February 2003, Smith was senior vice president of marketing and business development at ADP. He has also held various sales, marketing and general management positions with Pepsi, Seven-Up and Advo, Inc. Smith earned his master’s degree in management from Aquinas College and a bachelor’s in business administration from Marshall University.
     Smith’s complete biography is available on http://www.intuit.com/brad_smith_bio.pdf.
-- more --

Intuit CEO Succession

About Intuit Inc.
     Intuit Inc. is a leading provider of business and financial management solutions for small and mid-sized businesses; financial institutions, including banks and credit unions; consumers and accounting professionals. Its flagship products and services, including QuickBooks®, Quicken® and TurboTax® software, simplify small business management and payroll processing, personal finance, and tax preparation and filing. ProSeries® and Lacerte® are Intuit’s leading tax preparation software suites for professional accountants. The company’s financial institutions division, anchored by Digital Insight, provides on-demand banking services to help banks and credit unions serve businesses and consumers with innovative solutions.
     Founded in 1983, Intuit had annual revenue of $2.67 billion in its fiscal year 2007. The company has approximately 8,000 employees with major offices in the United States, Canada, the United Kingdom and other locations. More information can be found at www.intuit.com